SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                Schedule 13G

                   Under the Securities Exchange Act of 1934
                            (Amendment No.    7  )*
                                            -----

                       FLORIDA PUBLIC UTILITIES COMPANY
              --------------------------------------------------
                              (Name of Issuer)

                         COMMON STOCK PAR VALUE $1.50
              --------------------------------------------------
                         (Title of Class of Securities)

                                 341135101
              --------------------------------------------------
                               (CUSIP Number)

Check the following box if a fee is being paid with this statement [   ]. (A
fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                     (Continued on following page(s))

CUSIP No. 341135101                          13G
          -------------------
- ------------------------------------------------------------------------------
 1. NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Growth Stock Outlook, Inc.
    52-0890217

- ------------------------------------------------------------------------------
 2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [   ]
                                                                  (b) [   ]
- ------------------------------------------------------------------------------
 3. SEC USE ONLY


- ------------------------------------------------------------------------------
 4. CITIZENSHIP OR PLACE OF CORPORATION

    Maryland

- ------------------------------------------------------------------------------
                 5. SOLE VOTING POWER
  NUMBER OF         50,968
    SHARES       -------------------------------------------------------------
 BENEFICIALLY    6. SHARED VOTING POWER
   OWNED BY         0
     EACH        -------------------------------------------------------------
   REPORTING     7. SOLE DISPOSITIVE POWER
    PERSON          61,755
     WITH        -------------------------------------------------------------
                 8. SHARED DISPOSITIVE POWER
                    0
- ------------------------------------------------------------------------------
 9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    61,755

- ------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



- ------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    4.3428%

- ------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    1A

- ------------------------------------------------------------------------------
                   * SEE INSTRUCTION BEFORE FILLING OUT

CUSIP No. 341135101                          13G
          -------------------
- ------------------------------------------------------------------------------
 1. NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Charles Allmon

- ------------------------------------------------------------------------------
 2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [   ]
                                                                  (b) [   ]
- ------------------------------------------------------------------------------
 3. SEC USE ONLY


- ------------------------------------------------------------------------------
 4. CITIZENSHIP OR PLACE OF CORPORATION

    U.S.A.

- ------------------------------------------------------------------------------
                 5. SOLE VOTING POWER
  NUMBER OF         50,968
    SHARES       -------------------------------------------------------------
 BENEFICIALLY    6. SHARED VOTING POWER
   OWNED BY         0
     EACH        -------------------------------------------------------------
   REPORTING     7. SOLE DISPOSITIVE POWER
    PERSON          61,755
     WITH        -------------------------------------------------------------
                 8. SHARED DISPOSITIVE POWER
                    0
- ------------------------------------------------------------------------------
 9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    61,755

- ------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



- ------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    4.3428%

- ------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

    IN

- ------------------------------------------------------------------------------
                   * SEE INSTRUCTION BEFORE FILLING OUT

Item 1(a) - NAME OF ISSUER:

            Florida Public Utilities Company

Item 1(b) - ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            P.O. Box 3395
            West Palm Beach, Florida 33402-3395

Item 2(a) - NAME OF PERSON FILING:

            Growth Stock Outlok, Inc.

Item 2(b) - ADDRESS OF PRINCIPAL BUSINESS OFFICE:

            4405 East-West Highway, Ste. 305
            Bethesda, MD 20814

Item 2(c) - CITIZENSHIP:

            Maryland

Item 2(d) - TITLE OF CLASS OF SECURITIES:

            Common Stock Par Value $1.50

Item 2(e) - CUSIP NUMBER:

            341135101

Item 3 - THIS STATEMENT IS FILED PURSUANT TO RULES 13-d-1(b), OR 13d-2(b), AND THE PERSON FILING IS AN:

         Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940 (See Exhibits A & B)

Item 4 - OWNERSHIP:
(a) Amount Beneficially Owned:    61,755
                                  ----------
(b) Percent of Class:             4.3428%
                                  ------
(c) Number of shares as to which such person has:

    (i) sole power to vote or to direct the vote 50,968
                                                 -----------
   (ii) shared power to vote or to direct the vote 0
                                                   -----------

  (iii) sole power to dispose or direct the disposition of 61,755
                                                           -----------
   (iv) shared power to dispose or direct the disposition of  0
                                                              -----------

Item 5 - OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         As of December 31, 1993 Growth Stock Outlook, Inc., as Investment Adviser, and Charles Allmon have ceased to be beneficial owners of more than five percent of the total common stock of Florida
         Public Utilities.

Item 6 - OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

         N/A

Item 7 - IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

         See Exhibits A & B

Item 8 - IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

         N/A, see attached Exhibit A

Item 9 - NOTICE OF DISSOLUTION OF GROUP:

         N/A

Item 10 - CERTIFICATION:
     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     January 28, 1994                         January 28, 1994
- --------------------------------------    ------------------------------------
DATE                                      DATE

     Charles Allmon                            Charles Allmon
- ---------------------------------------   ------------------------------------
SIGNATURE                                 SIGNATURE

Charles Allmon, President
Growth Stock Outlook, Inc.                Charles Allmon, Individual
- ---------------------------------------   ------------------------------------
TITLE                                     TITLE